EXHIBIT 99.d.2

INVESTMENT ADVISORY AGREEMENT

     THIS INVESTMENT ADVISORY AGREEMENT made as of the 31st day of October, 2003, by and between MATTHEWS INTERNATIONAL FUNDS, a Delaware statutory trust (hereinafter called the “Trust”), on behalf of each series of the Trust listed in Appendix A hereto, as may be amended from time to time (hereinafter referred to individually as a “Fund” and collectively as the “Funds”) and MATTHEWS INTERNATIONAL CAPITAL MANAGEMENT, LLC, a limited liability company organized and existing under the laws of the State of Delaware (hereinafter called the “Advisor”).

WITNESSETH:

     WHEREAS, the Trust is an open-end management investment company, registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”); and

     WHEREAS, the Advisor is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and is engaged in the business of supplying investment advice, investment management and administrative services, as an independent contractor; and

     WHEREAS, the Trust desires to retain the Advisor to render advice and services to the Funds pursuant to the terms and provisions of this Agreement, and the Advisor is interested in furnishing said advice and services;

     NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

     1.     Appointment of Advisor. The Trust hereby employs the Advisor and the Advisor hereby accepts such employment to render investment advice and management services with respect to the assets of the Funds for the period and on the terms set forth in this Agreement, subject to the supervision and direction of the Trust’s Board of Trustees.

     2.     Duties of Advisor.

          (a) General Duties. The Advisor shall act as investment adviser to the Funds and shall supervise investments of the Funds on behalf of the Funds in accordance with the investment objectives, programs and restrictions of the Funds as provided in the Trust’s governing documents, including, without limitation, the Trust’s Agreement and Declaration of Trust and By-Laws, or otherwise and such other limitations as the Trustees may impose from time to time in writing to the Advisor. Without limiting the generality of the foregoing, the Advisor shall: (i) furnish the Funds with advice and recommendations with respect to the investment of each Fund’s assets and the purchase and sale of portfolio securities for the Funds, including the taking of such other steps as may be necessary to implement such advice and recommendations; (ii) furnish the Funds with reports, statements and other data on securities, economic conditions and other pertinent subjects which the Trust’s Board of Trustees may reasonably request; (iii) manage the investments of the Funds, subject to the ultimate supervision and direction of the Trust’s Board of Trustees; (iv) provide persons satisfactory to the Trust’s Board of Trustees to act as officers and employees of the Trust and the Funds (such officers and employees, as well as certain trustees, may be trustees, directors, officers, partners, or employees of the Advisor or its affiliates) but not including personnel to provide administrative service or distribution services to the Funds; and (v) render to the Trust’s Board of Trustees such periodic and special reports with respect to each Fund’s investment activities as the Board may reasonably request.

          (b) Brokerage. The Advisor shall place orders for the purchase and sale of securities either directly with the issuer or with a broker or dealer selected by the Advisor. In placing each Fund’s securities trades, it is recognized that the Advisor will give primary consideration to securing the most favorable price and efficient execution, so that each Fund’s total cost or proceeds in each transaction will be the most favorable under all the circumstances. Within the framework of this policy, the Advisor may consider the financial responsibility, research and investment information, and other services provided by brokers or dealers who may effect or be a party to any such transaction or other transactions to which other clients of the Advisor may be a party.

     It is also understood that it is desirable for the Funds that the Advisor have access to investment and market research and securities and economic analyses provided by brokers and others. It is also understood that brokers providing such services may execute brokerage transactions at a higher cost to the Funds than might result from the allocation of brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, the purchase and sale of securities for the Funds may be made with brokers who provide such research and analysis, subject to review by the Trust’s Board of Trustees from time to time with respect to the extent and continuation of this practice to determine whether each Fund benefits, directly or indirectly, from such practice. It is understood by both parties that the Advisor may select broker-dealers for the execution of the Funds’ portfolio transactions who provide research and analysis as the Advisor may lawfully and appropriately use in its investment management and advisory capacities, whether or not such research and analysis may also be useful to the Advisor in connection with its services to other clients.

     On occasions when the Advisor deems the purchase or sale of a security to be in the best interest of one or more of the Funds as well as of other clients, the Advisor, to the extent permitted by applicable laws and regulations, may aggregate the securities to be so purchased or sold in order to obtain the most favorable price or lower brokerage commissions and the most efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Advisor in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Funds and to such other clients.

          (c) Administrative Services. The Advisor shall oversee the administration of the Funds’ business and affairs although the provision of administrative services, to the extent not covered by subparagraphs (a) or (b) above, is not the obligation of the Advisor under this Agreement. Notwithstanding any other provisions of this Agreement, the Advisor shall be entitled to reimbursement from the Funds for all or a portion of the reasonable costs and expenses, including salary, associated with the provision by Advisor of personnel to render administrative services to the Funds.

     3.     Best Efforts and Judgment. The Advisor shall use its best judgment and efforts in rendering the advice and services to the Funds as contemplated by this Agreement.

     4.     Independent Contractor. The Advisor shall, for all purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized to do so, have no authority to act for or represent the Trust or the Funds in any way, or in any way be

deemed an agent for the Trust or for the Funds. It is expressly understood and agreed that the services to be rendered by the Advisor to the Funds under the provisions of this Agreement are not to be deemed exclusive, and the Advisor shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.

     5.     Advisor’s Personnel. The Advisor shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as it shall from time to time determine to be necessary to the performance of its obligations under this Agreement. Without limiting the generality of the foregoing, the staff and personnel of the Advisor shall be deemed to include persons employed or retained by the Advisor to furnish statistical information, research, and other factual information, advice regarding economic factors and trends, information with respect to technical and scientific developments, and such other information, advice and assistance as the Advisor or the Trust’s Board of Trustees may desire and reasonably request.

     6.     Reports by Funds to Advisor. Each Fund will from time to time furnish to the Advisor detailed statements of its investments and assets, and information as to its investment objective and needs, and will make available to the Advisor such financial reports, proxy statements, legal and other information relating to each Fund’s investments as may be in its possession or available to it, together with such other information as the Advisor may reasonably request.

     7.     Expenses.

          (a) With respect to the operation of each Fund, the Advisor is responsible for (i) the compensation of any of the Trust’s trustees, officers, and employees who are affiliates of the Advisor (but not the compensation of employees performing services in connection with expenses which are the Fund’s responsibility under Subparagraph 7(b) below), (ii) the expenses of printing and distributing the Funds’ prospectuses, statements of additional information, and sales and advertising materials (but not the legal, auditing or accounting fees attendant thereto) to prospective investors (but not to existing shareholders), and (iii) providing office space and equipment reasonably necessary for the operation of the Funds.

          (b) Each Fund is responsible for and has assumed the obligation for payment of all of its expenses, other than as stated in Subparagraph 7(a) above, including but not limited to: fees and expenses incurred in connection with the issuance, registration and transfer of its shares; brokerage and commission expenses; all expenses of transfer, receipt, safekeeping, servicing and accounting for the cash, securities and other property of the Trust for the benefit of the Funds including all fees and expenses of its custodian, shareholder services agent and accounting services agent; interest charges on any borrowings; costs and expenses of pricing and calculating its daily net asset value and of maintaining its books of account required under the 1940 Act; taxes, if any; expenditures in connection with meetings of each Fund’s Shareholders and Board of Trustees that are properly payable by the Fund; salaries and expenses of officers and fees and expenses of members of the Trust’s Board of Trustees or members of any advisory board or committee who are not members of, affiliated with or interested persons of the Advisor; insurance premiums on property or personnel of each Fund which inure to its benefit, including liability and fidelity bond insurance; the cost of preparing and printing reports, proxy statements, prospectuses and statements of additional information of the Fund or other communications for distribution to existing shareholders; legal, auditing and accounting fees; trade association dues; fees and expenses (including legal fees) of obtaining and maintaining any required registration or notification for its shares for sale under federal and applicable state and foreign securities laws; all expenses of maintaining and servicing shareholder accounts, including all charges for transfer, shareholder recordkeeping, dividend disbursing, redemption, and other agents for the benefit of the Funds, if any; and all other charges and costs of its operation plus any extraordinary and non-recurring expenses, except as herein otherwise prescribed.

          (c) To the extent the Advisor incurs any costs by assuming expenses which are an obligation of a Fund as set forth herein, such Fund shall promptly reimburse the Advisor for such costs and expenses, except to the extent the Advisor has otherwise agreed to bear such expenses. To the extent the services for which a Fund is obligated to pay are performed by the Advisor, the Advisor shall be entitled to recover from such Fund to the extent of the Advisor’s actual costs for providing such services.

     8.     Investment Advisory and Management Fee.

          (a) Each Fund shall pay to the Advisor, and the Advisor agrees to accept, as full compensation for all administrative and investment management and advisory services furnished or provided to such Fund pursuant to this Agreement, an annual management fee as set forth in the Fee Schedule attached hereto as Appendix B (the “Management Fee”), as may be amended in writing from time to time by the Trust and the Advisor.

          (b) Each Fund shall pay to the Advisor within five (5) business days after the end of each calendar month a monthly fee of one-twelfth (1/12) of the Management Fee of the Fund’s average daily net assets for the month. The net asset value shall be calculated in the manner provided in the Fund’s prospectus and statement of additional information then in effect.

          (c) The initial fee under this Agreement shall be payable on the first business day of the first month following the effective date of this Agreement and shall be prorated as set forth below. If this Agreement is terminated prior to the end of any month, the fee to the Advisor shall be prorated for the portion of any month in which this Agreement is in effect which is not a complete month according to the proportion which the number of calendar days in the month during which the Agreement is in effect bears to the number of calendar days in the month, and shall be payable within ten (10) days after the date of termination.

          (d) The Advisor may, but is not required to, reduce all or a portion of the compensation or reimbursement of expenses due to it pursuant to this Agreement and may agree to make payments to limit the expenses which are the responsibility of a Fund under this Agreement. Any such reduction, reimbursement, or payment (collectively, “subsidies”) shall be applicable only to such specific subsidy and shall not constitute an agreement to continue such subsidy in the future. Any such subsidy will be agreed to prior to accrual of the related expense or fee and will be estimated daily and reconciled and paid on a monthly basis. The Advisor may also agree contractually to limit a Fund’s operating expenses. The Advisor may seek reimbursement of any subsidies made by the Advisor either voluntarily or pursuant to contract. The reimbursement of any subsidy must be sought no later than the end of the third fiscal year following the year to which the subsidy relates. The Advisor may not request or receive reimbursement for any subsidies before payment of the applicable Fund’s ordinary operating expenses for the current fiscal year and cannot cause the Fund to exceed the limitation to which the Advisor has agreed in making such reimbursement.

          (e) The Advisor may agree not to require payment of any portion of the compensation or reimbursement of expenses otherwise due to it pursuant to this Agreement prior to the time such compensation or reimbursement has accrued as a liability of the Fund. Any such agreement shall be applicable only with respect to the specific items covered thereby and shall not constitute an agreement not to require payment of any future compensation or reimbursement due to the Advisor hereunder.

     9.     Fund Share Activities of Advisors Partners, Officers and Employees; Code of Ethics.

          (a) The Advisor agrees that neither it nor any of its partners, officers or employees shall take any short position in the shares of the Funds. This prohibition shall not prevent the purchase of such shares by any of the officers and partners or bona fide employees of the Advisor or any trust, pension, profit-sharing or other benefit plan for such persons or affiliates thereof, at a price not less than the net asset value thereof at the time of purchase, as allowed pursuant to rules promulgated under the 1940 Act.

          (b) The Advisor represents that it (i) has adopted a written code of ethics pursuant to Rule 17j 1 under the 1940 Act; (ii) has provided the Funds with a copy of evidence of the adoption of the code of ethics by the Advisor; and (iii) will make such reports to the Funds as are required by Rule 17j-1 under the 1940 Act. The Advisor agrees to provide the Funds with any information required to satisfy the code of ethics reporting or disclosure requirements of the Sarbanes-Oxley Act of 2002 and any rules or regulations promulgated by the Securities and Exchange Commission (the “SEC”) thereunder (the “Sarbanes-Oxley Act”). To the extent the Advisor adopts or has adopted a separate code of ethics or amends or has amended its code of ethics to comply with such rules or regulations, the Advisor shall provide the Funds with a copy of such code of ethics and any amendments thereto.

     10.     Conflicts with Trust’s Governing Documents and Applicable Laws. Nothing herein contained shall be deemed to require the Trust or the Funds to take any action contrary to the Trust’s Agreement and Declaration of Trust, By-Laws, or any applicable statute or regulation, or to relieve or deprive the Board of Trustees of the Trust of its responsibility for and control of the conduct of the affairs of the Trust and Funds.

     11.     Advisor’s Liabilities.

          (a) In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of the obligations or duties hereunder on the part of the Advisor, the Advisor shall not be subject to liability to the Trust or the Funds or to any shareholder of the Funds for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding, redemption or sale of any security by the Funds.

          (b) No provision of this Agreement shall be construed to protect any Trustee or officer of the Trust, or partner or officer of the Advisor, from liability in violation of Sections 17(h) and (i) of the 1940 Act.

     12.     Non-Exclusivity. The Trust’s employment of the Advisor is not an exclusive arrangement, and the Trust may from time to time employ other individuals or entities to furnish it with the services provided for herein. In the event this Agreement is terminated with respect to any Fund, this Agreement shall remain in full force and effect with respect to all other Funds listed on Appendix A hereto, as the same may be amended.

     13.     Term. This Agreement shall become effective on the date that is the latest of (1) the execution of this Agreement, (2) the approval of this Agreement by the Board of Trustees of the Trust and (3) the approval of this Agreement by the shareholders of each Fund in a special meeting of shareholders of the Fund. This Agreement shall remain in effect for a period of two (2) years, unless sooner terminated as hereinafter provided. This Agreement shall continue in effect thereafter for additional periods not exceeding one (l) year so long as such continuation is approved for each Fund at least annually by (i) the Board of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of each Fund and (ii) the vote of a majority of the Trustees of the Trust who are not parties to this Agreement nor interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval.

     14.     Termination. This Agreement may be terminated by the Trust on behalf of any one or more of the Funds at any time without payment of any penalty, by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of a Fund, upon sixty (60) days’ written notice to the Advisor, and by the Advisor upon sixty (60) days’ written notice to a Fund.

     15.     Termination by Assignment. This Agreement shall terminate automatically in the event of any transfer or assignment thereof, as defined in the 1940 Act.

     16.     Transfer, Assignment. This Agreement may not be transferred, assigned, sold or in any manner hypothecated or pledged without the affirmative vote or written consent of the holders of a majority of the outstanding voting securities of each Fund.

     17.     Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

     18.     Notice. Any notice under this Agreement shall be given in writing, addressed and delivered or mailed postpaid, to the other party at the principal office of such party.

     19.     Definitions. The terms “majority of the outstanding voting securities” and “interested persons” shall have the meanings as set forth in the 1940 Act.

     20.     Notice of Declaration of Trust. The Advisor agrees that the Trust’s obligations under this Agreement shall be limited to the Funds and to their assets, and that the Advisor shall not seek satisfaction of any such obligation from the shareholders of the Funds nor from any trustee, officer, employee or agent of the Trust or the Funds.

     21.     Nonpublic Personal Information. Notwithstanding any provision herein to the contrary, the Advisor agrees on behalf of itself and its directors, partners, officers, and employees (1) to treat confidentially and as proprietary information of the Trust and the Funds (a) all records and other information relative to the Trust and the Funds and their prior, present, or potential shareholders (and clients of said shareholders) and (b) any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S P (“Regulation S P”), promulgated under the Gramm-Leach-Bliley Act (the “G-L-B Act”), and (2) not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, or as otherwise permitted by the privacy policies adopted by the Trust and the Funds, Regulation S P or the G-L-B Act, except after prior notification to and approval in writing by the Trust. Such written approval shall not be unreasonably withheld by the Trust or and may not be withheld where the Advisor may be exposed to civil or criminal contempt proceedings for failure to comply after being requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

     22.     Anti-Money Laundering Compliance. The Advisor acknowledges that, in compliance with the Bank Secrecy Act, as amended, the USA PATRIOT Act, and any respective implementing regulations (together, “AML Laws”), the Trust has adopted an Anti-Money Laundering Policy. The Advisor agrees to comply with the Trust’s Anti-Money Laundering

Policy and the AML Laws, as the same may apply to the Advisor, now and in the future. The Advisor further agrees to provide to the Trust and/or the Funds such reports, certifications and contractual assurances as may be requested by Trust and/or the Funds. The Trust and the Funds may disclose information respecting the Advisor to governmental and/or regulatory or self-regulatory authorities to the extent required by applicable law or regulation and may file reports with such authorities as may be required by applicable law or regulation.

     23.     Certifications; Disclosure Controls and Procedures. The Advisor acknowledges that, in compliance with the Sarbanes-Oxley Act, and the implementing regulations promulgated thereunder, the Funds are required to make certain certifications and have adopted disclosure controls and procedures. To the extent reasonably requested by the Trust or the Funds, the Advisor agrees to use its best efforts to assist the Trust and the Funds in complying with the Sarbanes-Oxley Act and implementing the Funds’ disclosure controls and procedures. The Advisor agrees to inform the Trust and the Funds of any material development related to the Trust or the Funds that the Advisor reasonably believes is relevant to the certification obligations of the Funds under the Sarbanes-Oxley Act.

     24.     Name of Advisor. The parties agree that the Advisor has a proprietary interest in the name “Matthews,” and the Trust agrees to promptly take such action as may be necessary to delete from its corporate name and/or the name of the Funds any reference to the name of the Advisor or the name “Matthews,” promptly after receipt from the Advisor of a written request therefore.

     25.     Captions. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

     26.     Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the 1940 Act and the Investment Advisers Act of 1940, as amended, and any rules and regulations promulgated thereunder.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

MATTHEWS INTERNATIONAL		MATTHEWS INTERNATIONAL CAPITAL
FUNDS		MANAGEMENT, LLC

By:	/s/ Downey H. Blount	By:	/s/ G. Paul Matthews

Title:	Secretary	Title:	Chairman

Appendix A

Fund Schedule

Fund	Effective Date

• Matthews Asia Pacific Fund	October 31, 2003

MATTHEWS INTERNATIONAL		MATTHEWS INTERNATIONAL CAPITAL
FUNDS		MANAGEMENT, LLC

By:	/s/ Downey H. Blount	By:	/s/ G. Paul Matthews

Title:	Secretary	Title:	Chairman

Appendix B

Fee Schedule

1.	Matthews Asia Pacific Fund	1.00% of net assets

MATTHEWS INTERNATIONAL		MATTHEWS INTERNATIONAL CAPITAL
FUNDS		MANAGEMENT, LLC

By:	/s/ Downey H. Blount	By:	/s/ G. Paul Matthews

Title:	Secretary	Title:	Chairman

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